EXHIBIT 5







                            September 27, 1995


Board of Directors
Northwest Natural Gas Company
220 NW Second Avenue
Portland, Oregon 97209

            I have acted as counsel for Northwest Natural Gas Company (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of 500,000 shares of Common Stock, $3 1/6 par value (the "Shares"), of the Company pursuant to the Company's 1985 Stock Option Plan (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

            Based on the foregoing, it is my opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

      2. The Shares issuable under the Plan have been duly authorized and, when issued in accordance with the Plan and upon receipt of appropriate orders of the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission with respect to the issuance and sale of such Shares, will be legally issued, fully paid, and nonassessable.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    BRUCE B. SAMON

                                    Bruce B. Samson
                                    General Counsel